Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces First Quarter 2008 Results

Alpharetta, GA – July 12, 2007—Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the first quarter ended May 31, 2007.

As previously announced, Cellu Parent Corporation, our Parent Company, was acquired in the second quarter of the fiscal year ended February 28, 2007, or fiscal year 2007, and, as a result of this transaction (the “Merger”), purchase accounting was applied.  Furthermore, in the first quarter of the fiscal year ending February 29, 2008, or fiscal year 2008, the Company completed the acquisition of CityForest Corporation (“CityForest”).  Accordingly, the first quarter fiscal year 2008 results are impacted by the effects of purchase accounting related to both these transactions and CityForest’s operating results, as highlighted below.

First Quarter Fiscal Year 2008 Operating Results

Net sales for the first quarter ended May 31, 2007 totaled $103.2 million compared to $78.6 million for the comparable period in the prior year, an increase of $24.6 million, or 31.2%.  For the first quarter ended May 31, 2007, the Company sold 79,387 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 18,028 tons, or 29.4%, from the comparable period in the prior year.  Included in this increase is $8.9 million of net sales generated and 10,276 tons sold from the date of acquisition (March 21, 2007) through May 31, 2007 related to CityForest.   Also, contributing to the increase in net sales from the comparable period in the prior year is an increase in net selling price per ton to $1,300 for the first quarter ended May 31, 2007 compared to $1,282 for the comparable period in the prior year.  Net sales within the tissue segment for the first quarter ended May 31, 2007 totaled $77.6 million, an increase of 40.3%, from $55.3 million for the comparable period in the prior year.  Net sales within the machine-glazed paper segment for the first quarter ended May 31, 2007 totaled $25.6 million, an increase of 9.7%, from $23.3 million for the comparable period in the prior year.  The increase within the tissue segment is primarily attributable to the acquisition of CityForest.   The increase within the machine-glazed paper segment is attributable to an increase in tonnage sold and an increase in net selling price per ton.

For the first quarter ended May 31, 2007, Cellu Tissue reported gross profit of $8.3 million, or 8.0% of net sales, compared to $6.9 million, or 8.7%, for the comparable period in the prior year.  The increase in gross profit for the quarter ended May 31, 2007 is attributable to the CityForest acquisition and a decrease per ton in energy costs over the comparable period in the prior year, despite an increase in depreciation expense related to purchase accounting.  For the quarter ended May 31, 2007, depreciation expense is $6.7 million, or 6.5%, of net sales compared to depreciation expense of $3.5 million, or 4.5%, of net sales for the comparable period in the prior year.   Income from operations for the first quarter ended May 31, 2007 was $3.6 million, consistent with the comparable period in the prior year.  Income from operations in the tissue segment for the first quarter ended May 31, 2007 was $4.1 million compared to income of $2.9 million for the first quarter in the prior year.    Loss from operations in the machine-glazed paper segment for the first quarter ended May 31, 2007 was $.5 million compared to income of $.6 million for the first quarter in the prior year.  Selling, general and administrative expense increased $1.4 million from the comparable period in the prior year due to the acquisition, costs incurred in connection with preparation for becoming compliant with Sarbanes Oxley, increased workers compensation expense and bonuses accrued in the quarter ended May 31, 2007.  Furthermore, included in the current quarter results is $.2 million of stock and related compensation expense related primarily to the vesting of restricted stock and stock option awards granted after the merger.  Included in the results for the comparable period in the prior year were less than $.1 million of stock and related compensation expense and $.1 million of merger-related transaction costs.

For the first quarter ended May 31, 2007, the Company reported a pretax loss of $1.7 million, compared to a pretax loss of $.7 million for the comparable period in the prior year.   For the first quarter ended May 31, 2007, the Company experienced a net loss of $1.1 million, compared to a net loss of $.5 million for the comparable period in the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter ended May 31, 2007 totaled $10.0 million, compared to $7.0 million for the comparable period in the prior year. The increase over the prior year is primarily reflective of the add-back of the additional depreciation expense in the first quarter ended May 31, 2007 as noted above and the CityForest acquisition.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:  “ We are very pleased with the acquisition of CityForest in the first quarter 2008.  The integration of the acquired company into our tissue business has gone smoothly”.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position, selected consolidated financial data including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on July 13, 2007 at 10 a.m. ET regarding first quarter fiscal year 2008 financial results.  The dial-in number is (888) 428-4479 or International (651) 291-0900; participant code 879319.  A taped replay of the conference call will be available after 1:30 p.m. July 13, 2007 until July 27, 2007.  The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 879319.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies.

For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars, in thousands)

	Three Months Ended
	May 31	May 25
	2007	2006
	(Post-Merger)	(Pre-Merger)
Net sales	$103,201	$78,642
Cost of goods sold	94,909	71,791
Gross profit	8,292	6,851

Selling, general and administrative expenses	4,483	3,094
Stock and related compensation expense	233	53
Merger-related transaction costs	—	127
Income from operations	3,576	3,577

Interest expense, net	5,019	4,053
Foreign currency loss	324	206
Other income	(42)	(25)
Loss before income tax	(1,725)	(657)

Income tax benefit	(615)	(181)
Net loss	$(1,110)	$(476)

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	May 31	February 28
	2007	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,987	$16,261
Receivables, net	39,518	34,141
Inventories	30,282	29,604
Prepaid expenses and other current assets	3,505	2,809
Income tax receivable	327	329
Deferred income taxes	6,451	6,498
TOTAL CURRENT ASSETS	88,070	89,642
PROPERTY, PLANT AND EQUIPMENT, NET	297,589	228,852
TRADEMARKS	6,550	6,550
OTHER ASSETS	1,531	224
TOTAL ASSETS	$393,740	$325,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$14,400	—
Accounts payable	21,592	$16,523
Accrued expenses	17,921	16,315
Accrued interest	3,903	7,227
Current portion of long-term debt	760	—
TOTAL CURRENT LIABILITIES	58,576	40,065
LONG-TERM DEBT, LESS CURRENT PORTION	198,196	160,356
DEFERRED INCOME TAXES	62,404	50,677
OTHER LIABILITIES	35,168	35,179
STOCKHOLDERS’ EQUITY	39,396	38,991
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$393,740	$325,268

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 31	May 25
	2007	2006
	(Post-Merger)	(Pre-Merger)
OPERATING ACTIVITIES
Net loss	$(1,110)	$(476)
Stock based compensation	196	53
Deferred income taxes	(1,217)	(396)
Accretion of debt discount	151	71
Depreciation and amortization	6,678	3,870
Changes in working capital	(2,205)	(8,586)
Net cash provided by (used in) operating activities	2,493	(5,464)

INVESTING ACTIVITIES
Cash paid for acquisition, net of cash received	(43,344)	—
Capital expenditures	(2,646)	(1,683)
Other	384	—
Net cash used in investing activities	(45,606)	(1,683)

FINANCING ACTIVITIES
Payments of long-term debt	—	(290)
Borrowings on revolving line of credit, net	14,400	—
Proceeds from bond offering	20,000	—
Net cash provided by (used in) financing activities	34,400	(290)

Effect of foreign currency	439	321

Net decrease in cash and cash equivalents	(8,274)	(7,116)
Cash and cash equivalents at beginning of period	16,261	22,824
Cash and cash equivalents at end of period	$7,987	$15,708

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended
	May 31	May 25
	2007	2006
	(Post-Merger)	(Pre-Merger)
NET SALES:
Tissue	$77,636	$55,329
Machine-Glazed Paper	25,565	23,313
Consolidated	$103,201	$78,642

INCOME FROM OPERATIONS:
Tissue	$4,083	$2,940
Machine-Glazed Paper	(507)	637
Consolidated	$3,576	$3,577

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended
	May 31	May 25
	2007	2006
	(Post-Merger)	(Pre-Merger)
NET LOSS	$(1,110)	$(476)
Add back:
Depreciation	6,678	3,534
Interest expense	5,039	4,136
Income tax benefit	(615)	(181)
EBITDA	$9,992	$7,013